UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 0-26840

                              Titan Cable plc
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           (Exact name of registrant as specified in its charter)

                         160 Great Portland Street,
                              London, W1W 5QA,
                               United Kingdom
                            Tel +44 20 7299 5000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Ordinary Shares of 10 pence each
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          (Title of each class of securities covered by this Form)

                                    None
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   |_|                Rule 12h-3(b)(1)(i)   |_|
           Rule 12g-4(a)(1)(ii)  |_|                Rule 12h-3(b)(1)(ii)  |_|
           Rule 12g-4(a)(2)(i)   |X|                Rule 12h-3(b)(2)(i)   |_|
           Rule 12g-4(a)(2)(ii)  |_|                Rule 12h-3(b)(2)(ii)  |_|
                                                    Rule 15d-6            |_|

Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Titan Cable plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Date: June 28, 2006                 By:    /s/ Anthony (Cob) Stenham
                                               --------------------------
                                         Name:  Anthony (Cob) Stenham
                                         Title: Deputy Chairman